EXHIBIT 16.1

October 17, 2014

Office of the Chief Accountant

Securities and Exchange Commission

100 F. Street, NE

Washington, D.C. 20549

Re:     Cloud Security Corporation Commission File Number 000-54440

Dear Sirs:

We have read the statements under Item 4.01 of the Current Report on Form 8-K to be filed with the Securities and Exchange Commission on or about October 20, 2014 regarding the change of auditors. We agree with all statements pertaining to dbbmckennon under item 4.01(a), except the statement relating to “reportable events” as that term is defined in Item 304(a)(1)(v) of Regulation S-K., as we have not perform any audit procedures since the date of our audit report.

Sincerely,

dbbmckennon